EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements of The Colonial BancGroup, Inc. listed below of our report dated March 10, 2005 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

Registration Statements on Form S-3 Registration Numbers:

33-5665	33-25463	33-62071
333-83390	333-108254	333-120166
333-121707

Registration Statements on Form S-8 Registration Numbers:

2-89959	33-11540	33-13376
33-41036	33-47770	33-63347
33-78118	333-10475	333-11255
333-64978	333-71841

Post-Effective Amendment No. 2 on Form S-8 to Registration Statements on Form S-4 Registration Numbers:

333-14703	333-14883	333-16481
333-20291	333-26537	333-32163
333-39283	333-59403

/s/    PricewaterhouseCoopers LLP

Birmingham, Alabama

March 10, 2005